             As filed with the Securities and Exchange Commission
                             on January ___, 1996

                                                       Registration No._________

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                           _________________________

                                   FORM S-3

            Registration Statement under the Securities Act of 1933

                           _________________________

                              BUFFTON CORPORATION
              (Exact name of Issuer as specified in its Charter)

           Delaware                                    75-1732794
(State or other jurisdiction of                     (I.R.S. Employer
incorporation or organization)                      Identification No.)

                                                    Robert H. McLean
226 Bailey Avenue                                   226 Bailey Avenue
Suite 101                                           Suite 101
Fort Worth, Texas 76107                             Fort Worth, Texas 76107
(Address of Principal                               (817) 332-4761
Executive Offices)                                  (Name, address and telephone
                                                    number of Agent for Service)

                           With Copies to:
                           Carter L. Ferguson
                           McLean & Sanders
                           100 Main Street
                           Fort Worth, Texas  76102

                          __________________________

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

The Exhibit Index is located at Page 17.

Page 1 of 19 Pages

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------
Title of                          Proposed           Proposed
Securities         Amount         Maximum            Maximum            Amount of
to be              to be          Offering Price*    Aggregate          Registration
Registered         Registered     Per Share          Offering Price*    Fee*
----------------------------------------------------------------------------------------
Common Stock,
Par Value
$.05 Per Share     375,000        $1.75              $656,250           $227.00
----------------------------------------------------------------------------------------


*Estimated solely for the purpose of determining the registration fee based upon the average of high and low prices on the American Stock Exchange on January 5, 1996.


                          ___________________________


     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Page 2 of 19 Pages

                             SUBJECT TO COMPLETION
                            DATED January 15, 1996

Preliminary
Prospectus


                              BUFFTON CORPORATION
             226 Bailey Avenue, Suite 101 Fort Worth, Texas  76107
                          Telephone:  (817) 332-4761

                        -------------------------------

                                375,000 Shares
                                 COMMON STOCK
                           Par Value $.05 Per Share

                        -------------------------------


     This Prospectus relates to the offer of 375,000 shares of Common Stock, par value $.05 per share ("Common Stock") of Buffton Corporation, ("Buffton"), a Delaware corporation. Buffton's Common Stock is listed on the American Stock Exchange. All shares are being offered for sale from time to time by the Selling Shareholder (see caption "Selling Shareholder") or by pledgees, donees, transferees, or other successors of such other successors of such Selling Shareholder, on such exchange or otherwise at market prices then prevailing or at negotiated prices then obtainable. On January 5, 1996, the closing price of Buffton's Common Stock on the American Stock Exchange was reported to be $1.75. For a discussion of certain risk factors see "Risk Factors."

                          __________________________


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is January 15, 1996.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

Page 3 of 19 Pages

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, or portions thereof, filed by Buffton with the Securities and Exchange Commission ("SEC") are hereby incorporated by reference into this Prospectus:

     1. Buffton's Annual Report on Form 10-K for the year ended September 30, 1995, filed with the SEC on December 27, 1995.

     All documents filed by Buffton pursuant to Sections 13(a), 13(c), Section 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus from the date of filing of such documents.

     Buffton hereby undertakes to provide without charge to each person to whom a prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in this Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that the Registration Statement incorporated). Written or oral requests for such copies should be directed to Buffton Corporation, Corporate Secretary, 226 Bailey Avenue, Suite 101, Fort Worth, Texas 76107, phone (817) 332-4761.

                             AVAILABLE INFORMATION

     Buffton is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission: at Room 1024, 450 Fifth Street, N.W., Washington, D.C.; at Room 1228, 219 S. Dearborn Street, Chicago, Illinois; at Suite 500E, 5757 Wilshire Boulevard, Los Angeles, California; and at Room 1100, 26 Federal Plaza, New York, New York; and copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information can also be inspected at the offices of Buffton.

     Buffton's stock is listed on the American Stock Exchange. Reports, proxy statements and other information concerning Buffton may be inspected at the offices of the American Stock Exchange located at 86 Trinity Place, New York, New York 10006.

Page 4 of 19 Pages

                                 RISK FACTORS

     1.   Competition
          -----------

     Both industry segments of Buffton are in highly competitive markets.

     2.   Legal Proceedings
          -----------------

     During March 1992, the United States Environmental Protection Agency (EPA), issued a Record of Decision (ROD) with respect to Buffton's Superfund Site in Vestal, New York. An Administrative Order for Remedial Design and Remedial Action was issued on October 1, 1992. The ROD required Buffton to construct a water treatment facility at the site and to pump contaminated ground water from bedrock and overburden extraction wells for 15 to 30 years until remediation goals are met. In December 1992, Buffton's environmental consultants prepared and submitted a Remedial Design Work Plan (RDWP) to the EPA. The EPA issued comments on the RDWP on October 1, 1993, and a revised RDWP was submitted to EPA on October 21, 1993. During February 1994, Buffton received comments from the EPA with respect to the revised RDWP and Buffton's environmental consultants submitted a response. The EPA approved the revised RDWP in October 1994. On November 14, 1994, engineering design and related fieldwork was begun in order to meet the specifications of the revised RDWP.

     During fiscal 1995, $430,000 was incurred for work related to the engineering design. These costs were capitalized when incurred because the remedy would prevent further environmental contamination with respect to the contaminated ground water being pumped from the extraction wells and improve the property compared with its condition when acquired by Buffton. Due to concerns about the correctness of the remedy provided for in the ROD, additional field work was performed and in June 1995, an RDWP Addendum was prepared and submitted to the EPA. Buffton received comments from the EPA regarding this Addendum, and Buffton's environmental consultants submitted a response shortly thereafter.

     On August 24, 1995, Buffton and its legal and environmental consultants met with officials of the EPA and agreed on additional fieldwork deemed necessary by the EPA to support Buffton's position regarding the RDWP Addendum. At this meeting, officials of the EPA agreed the remedy needed to be modified and that certain requirements under the existing ROD needed to be eliminated or reduced in scope. Since this meeting, additional fieldwork provided for in the RDWP Addendum has been conducted at the site and resulted in the formulation of a revised remedy. On December 19, 1995, Buffton and its legal and environmental consultants presented to the EPA the RDWP Addendum and the recommended changes to the ROD in the form of a revised remedy. The revised remedy was favorably received by the EPA and will be reviewed. The revised remedy eliminates certain requirements of the existing ROD and significantly reduces the time period for remediation. Initial estimates of the revised remedy indicate capital costs of approximately $800,000 to $900,000, and ongoing maintenance costs of approximately $200,000 to $250,000 in the aggregate. The capital costs would be incurred over a one to two year period after the ROD is amended with the ongoing maintenance costs being incurred over a five year period after capital cost completion. There is no guaranty that the EPA will agree totally with the proposed revised remedy. It is anticipated that the RDWP Addendum can be finalized by February 1996, and a revised ROD issued during Buffton's third quarter and design of the capital portion of the revised remedy begun thereafter.

Page 5 of 19 Pages

     Buffton is a party to a legal action which is immaterial, and due to the nature of Buffton's business, it could be a party in other legal or administrative proceedings arising in the ordinary course of business.

     3.   Dividends Not Likely
          --------------------

     Buffton has not declared nor paid dividends on Buffton Common Stock since its inception. Further, for the foreseeable future, Buffton intends to utilize excess revenues for growth and acquisitions.

                                  THE COMPANY

     Buffton was incorporated as Buffton Oil & Gas, Inc. on December 17, 1980 and changed to its present name on February 14, 1983. Buffton is a diversified holding company. Through its wholly-owned subsidiaries, Buffton operates in two industries, namely electronic products and hospitality. Buffton's operating segments are summarized below:

OPERATING SEGMENTS:

     Electronic Products.  Current Technology, located in Las Colinas, Texas,
     -------------------
was acquired January 1, 1989. Current Technology designs, manufactures and markets electronic filter/surge suppression products (TVSS), power supply/power conversion products and custom power distribution systems. The TVSS products are designed to reduce the adverse effects of electrical disturbances on sensitive solid state electronics such as computer-based systems, point-of-sale systems, medical imaging equipment (MRI/CAT), robotics, telecommunication equipment, industrial control systems and other applications. These products are sold nationally through well-defined channels of distribution, utilizing the services of independent sales representatives with specific geographic responsibility. Current Technology also relies upon the services of a select group of international distributors in a limited number of foreign markets. The primary markets served are the medical, factory automation, data processing/office automation and telecommunication industries.

     Hospitality.  BFX Hospitality Group, Inc. presently owns and operates food
     -----------
and beverage concepts in Texas and Louisiana through two wholly owned subsidiaries, American Food Classics, Inc. and BFX-LA, Inc. d/b/a Bourbon Street Hospitality. In addition to its current operations, the hospitality group is in the process of identifying boutique inn lodging facilities for possible acquisition where revenue and profitability can be favorably influenced by successfully operated food and beverage concepts.

     American Food Classics, Inc. owns and operates Lucile's, A Stateside Bistro, opened in April 1993, in Fort Worth, Texas, offering a variety of menu items centered around classic regional American dishes. The decor is a warm, comfortable, traditional atmosphere. This concept includes a full bar with specialty beers and mixed drinks. Entertainment features a piano bar as well as a sound system with piano music throughout the dining area. Lucile's is open seven days a week for lunch and dinner and is open for breakfast on Saturday and Sunday. The check averages are $9.50 for lunch and $15.75 for dinner. Annual revenues are approximately $2 million. The facility is a leased, free standing building with approximately 5,000 square feet providing seating for 150 plus an additional 25 in a small outdoor patio.

Page 6 of 19 Pages

     American Food Classics, Inc. also owns and operates Cabo, The Original "Mix Mex" Grill, opened in December 1994 in Houston, Texas, offering Mexican food with Central and South American influences. Cabo was acquired by American Food Classics, Inc. in January 1996. Cabo has a distinctive "diner look" decor. This concept includes a bar with specialty frozen drinks, tea and lemonade, as well as private label food items and clothing. Classic rock, blues, country and crossover music are played on a wall mounted C.D. jukebox with a number of video monitors featuring current sporting events. The facility is approximately 1,300 square feet and seats approximately 58 but will soon be expanded to 3,000 square feet seating 120. Cabo is located in a strip center and is open seven days a week for lunch and dinner. The check average is $11.50. Annual revenues for the present Cabo facility are $1.4 million but the expanded Cabo unit is expected to have annual revenues of approximately $2 million. Space for a second Cabo unit has been leased in the downtown Houston historical district.

     Bourbon Street Hospitality owns and operates Cat's Meow, an entertainment facility at 701 Bourbon Street in New Orleans, Louisiana. Cat's Meow was opened in 1989 and was acquired by Bourbon Street Hospitality in January 1994. Cat's Meow is housed in a historic French Quarter Building with approximately 5,000 square feet. The building has a courtyard and second floor balcony. Cat's Meow has attracted nationwide popularity and is considered one of the highest grossing facilities per square foot in the United States. Cat's Meow offers full bars upstairs and downstairs with specialty house drinks, frozen drinks and specialty bottled beer as well as a Cat's Store offering a number of retail items. Entertainment features highly produced, high energy karaoke and includes talented MC's and DJ's with a variety of music.

     Bourbon Street Hospitality also owns and operates River Rats, an entertainment facility at 441 Bourbon Street in New Orleans, Louisiana. The facility was acquired by Bourbon Street Hospitality, Inc. in January 1994 and remodeled to implement the River Rats concept in November 1995. River Rats is housed in a historic French Quarter Building with approximately 6,500 square feet. The building has a second floor with a balcony. River Rats offers full bars upstairs and downstairs with specialty house drinks and frozen drinks as well as a River Rat's Store offering a number of retail items. Entertainment features highly produced high energy karaoke, talented MC's and DJ's with skits performed from time to time and a variety of music accented by strobe and laser disco lighting.

     Buffton has recently established Buffton Realty Ventures, a commercial real estate operation, to engage in acquiring properties offering unique opportunity for profit. In acquiring properties Buffton Realty Ventures may, from time to time, utilize joint ventures and limited partnerships, as well as recourse and non-recourse mortgage debt. Buffton Realty Ventures will focus primarily on the acquisition, development and management of locations for BFX Hospitality Group, Inc. Buffton Realty Ventures operates as a division of Buffton.

                         DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Buffton consists of 30,000,000 shares of Common Stock, $.05 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

Page 7 of 19 Pages

     Common Stock
     ------------

     At January 5, 1996 there were 6,060,378 shares of Common Stock outstanding. Holders of shares of Common Stock are entitled to one vote per share on matters to be voted upon by the stockholders, and, subject to the prior rights of the holders of Preferred Stock, to receive dividends when and as declared by the Board of Directors with funds legally available therefor and to share ratably in the assets of Buffton legally available for distribution to the stockholders in the event of liquidation or dissolution, after payment of all debts and other liabilities. Holders of the Common Stock are not entitled to preemptive rights and have no subscription, redemption or conversion privileges. The Common Stock does not have cumulative voting rights, which means the holder or holders of more than half of the shares voting for the election of directors can elect all the directors then being elected. All the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of any series of Preferred Stock which Buffton may issue in the future. Each share of outstanding Common Stock has attached certain Rights to purchase Preferred Stock upon the occurrence of certain events. See, "Preferred Stock." All outstanding
                                             --------- -----
Common Stock has been approved for listing on the American Stock Exchange.

     Preferred Stock
     ---------------

     There are no shares of Preferred Stock outstanding. Buffton has, however, pursuant to a Rights Agreement dated June 23, 1988 (the "Rights Agreement"), declared a dividend of one Preferred Share Purchase Right (the Right) on each outstanding share of common stock. Under certain conditions, each Right may be exercised to purchase one one-hundredth share of Series A Junior Participating Preferred Stock at a purchase price of $28.50, subject to adjustment. The Rights Agreement was amended on November 15, 1995 and now provides that the Rights may only be exercised 10 days after public announcement that a third party has acquired or obtained the right to acquire 15% or more of Buffton's common stock or has commenced a tender offer to acquire more than 15% of Buffton's common stock. The Rights, which do not have voting rights, expire on July 5, 1998 and may be redeemed by Buffton at a price of $.01 per Right at any time prior to their expiration. Rights or beneficial ownership of Rights acquired by a person or group of affiliated persons acquiring 15% or more of Buffton's outstanding common stock will be null and void. In the event that a tender offer which would result in any person or group beneficially owning 15% or more of Buffton's common stock or that Buffton is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power is sold, provision shall be made so that each holder of a Right shall have the right to receive, upon exercise thereof at the then current exercise price, that number of shares of common stock of the surviving company, which at the time of such transaction, would have a market value of two times the exercise price of the Right.

     The Board of Directors has the authority, without further stockholder approval, to issue shares of Preferred Stock in one or more series and to determine the dividend rights, any conversion rights or rights of exchange, voting rights, rights and terms of redemption (including sinking fund provisions), liquidation preferences and any other rights, preferences, privileges and restrictions of any series of Preferred Stock, and the number of shares constituting such series and the designation thereof.

Page 8 of 19 Pages

     The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Buffton, making removal of the present management of Buffton more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of Common Stock.

     Business Combinations:  Certain Charter and Bylaw Provisions
     ------------------------------------------------------------

     Section 203 of the Delaware General Corporation Law (the "Delaware Law") prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless upon consummation of such transaction the interested stockholder owned 85% of the voting stock of the corporation outstanding at the time the transaction commenced or unless the business combination is, or the transaction in which such person became an interested stockholder was, approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in the case of affiliates and associates of the issuer, did own within the last three years) 15% or more of the corporation's voting stock.

     Buffton's Amended Certificates of Incorporation (the "Charter") and Bylaws contain provisions limiting the right to call special stockholder meetings to the Chairman of the Board, the President, or the Board of Directors; requiring advance notice for submission of stockholder proposals for nominees to be voted on at stockholder meetings; prohibiting the stockholders from removing Directors from office except for cause upon the affirmative vote of 80% of the holders of outstanding stock, reserving to the Directors the exclusive right to fill vacancies on the Board; requiring the approval of the holders of at least 80% of outstanding stock to a business combination with an owner of 15% or more of Buffton's outstanding stock; and requiring a vote of stockholders owning 80% of the outstanding shares to amend certain provisions of the Charter and Bylaws. Buffton's Charter also provides for the Board of Directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected each year. These provisions may have the effect of delaying, deferring or preventing change in control of Buffton.

     Buffton has included in its Charter and Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Delaware Law and
(ii) indemnify its directors and officers to the fullest extent permitted by
Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary.

                                USE OF PROCEEDS

     None of the proceeds of this offering will inure to the benefit of Buffton.

Page 9 of 19 Pages

                              SELLING SHAREHOLDER

     The following table lists the name of each Selling Shareholder and the total number of shares of Common Stock beneficially owned by the Shareholder, the total number of shares of Common Stock offered for the accounts of such person, and the percentage of Common Stock of Buffton to be owned by the Selling Shareholder after completion of the offering. The table also discloses relationship, if any, which the Selling Shareholder has with Buffton.

                                                  Number of Shares and
                  Total Shares                        Percentage of
                  Owned Prior     Total Shares         Class After        Relationship
    Name          to Offering       Offered             Offering          with Buffton
------------------------------------------------------------------------------------------
James Hillyer      525,000(1)       375,000             150,000             None (3)
                                                          2.41%(2)

                          ___________________________


(1) Pursuant to an Agreement of Purchase and Sale effective as of January 1, 1996, the Company acquired the assets of Cabo, The Original "Mix Mex" Grill, located in Shepherd Plaza, Houston, Texas (the "Purchase Agreement") in consideration of the issuance of 375,000 shares of Buffton's common stock, $589,000.00 in cash and the assumption of certain obligations. In this transaction, Mr. Hillyer received all of the 375,000 shares of Buffton's common stock, and currently exercisable options covering 150,000 shares of Buffton's common stock, with an exercise price of $2.00 per share. This figure includes both the described stock and stock options.

(2) This percentage is calculated based on the 6,060,378 shares of Buffton common stock currently outstanding, plus the 150,000 shares covered by Mr. Hillyer's options.

(3) James Hillyer is a consultant to Buffton and has the right to develop franchises of Cabo, The Original "Mix Mex" Grill, in various locations in the State of Florida. Mr. Hillyer does not now hold, and has not held, within the past 3 years, any position or office or had any other material relationship with Buffton.

                             PLAN OF DISTRIBUTION

     The Selling Shareholder may elect to sell shares from time to time subsequent to registration depending upon market conditions existing at such times. Pursuant to the Purchase Agreement, the Selling Shareholder has agreed not to sell any shares prior to April 1, 1996, and thereafter to sell no more than 20,000 shares per week. The distribution of the shares by the Selling Shareholder may be effected from time to time in one or more transactions (i) on the American Stock Exchange, (ii) in private transactions otherwise than on the exchange, or (iii) in a combination of any such transactions.

Page 10 of 19 Pages

Such transactions may be effected by the Selling Shareholder at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Shareholder may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers will receive compensation in the form of discounts or commissions from the Selling Shareholder and may receive commissions from the purchasers of shares for whom they may act as agent (which discounts or commissions from the Selling Shareholder or such purchasers will not exceed those customary in the types of transactions involved).

                                LEGAL OPINIONS

     The validity of the shares offered hereby has been passed upon for Buffton by McLean & Sanders, a Professional Corporation, 100 Main Street, Fort Worth, Texas 76102-3090.

                                    EXPERTS

     The consolidated financial statements of Buffton incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Buffton for the year ended September 30, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

             DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                        FOR SECURITIES ACT LIABILITIES

     Pursuant to Article IX of its Bylaws, Buffton shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the Corporation) by reason of the fact that he is a director, officer, employee or agent of the Corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In addition, Buffton will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that a court of competent jurisdiction shall determine such person is entitled to indemnity.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Page 11 of 19 Pages

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution
-------   -------------------------------------------

     The following are the estimated expenses to be incurred by Buffton in connection with the offering described in this Registration Statement.

     Filing fee for Registration Statement          $   227.00
     Legal and Accounting fees and expenses         $10,000.00
     Miscellaneous expenses                         $   250.00

     Total                                          $10,477.00

All of these estimated expenses will be borne by Buffton.

Item 15.  Indemnification of Directors and Officers
-------   -----------------------------------------

     Pursuant to Article IX of its Bylaws, Buffton shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative (other than an action by or in the right of the Corporation) by reason of the fact that he is a director, officer, employee or agent of the Corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     In addition, Buffton will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that a court of competent jurisdiction shall determine such person is entitled to indemnity.

Page 12 of 19 Pages

Item 16.  Exhibits
-------   --------

     The documents listed hereunder are filed as exhibits hereto.

Number    Description                                               Page Number
------    -----------                                               -----------
 4.1*     Certificate of Amendment to the Certificate of
          Incorporation Creating Classified Board of Directors,
          eliminating a Stockholder's right to call a special
          meeting, and adopting a fair price supermajority pro-
          vision dated February 21, 1989, Filed as Exhibit 4.4
          to the Buffton Form S-3 filed with the Commission on
          August 29, 1989, and incorporated by reference.


 4.2* Bylaws of Buffton Corporation, Filed as Exhibit 4.5 to the Buffton Form S-3 filed with the Commission on August 29, 1989, and incorporated by reference.


 4.3* Rights Agreement, dated as of June 23, 1988, filed as Exhibit 1 to the Buffton Form 8-K dated
          June 30, 1988.


 5        Opinion of Counsel as to legality                               II-7


23.1      Consent of Independent Accountants                              II-8


23.2      Consent of Counsel, included in Exhibit 5 filed                 II-7
          herewith

_____________________

*    Incorporated by reference

Page 13 of 19 Pages

Item 17.  Undertakings
-------   ------------

     The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do
               -----------------
          not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  Filings Incorporating Subsequent Exchange Act Documents by Reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Page 14 of 19 Pages

     (c)  Acceleration of Effectiveness.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     Each person whose signature appears in the following section headed "Signatures" authorizes Robert H. McLean with full power to act alone to file one or more amendments (including Post-Effective Amendments) to this Registration Statement which amendments may make such changes in this Registration Statement as he deems appropriate and each person appoints Robert
H. McLean as attorney-in-fact, with full power to act alone to execute in the name of and on behalf of each such person, individually and in any capacity stated below, all amendments to this Registration Statement, whenever filed.

                                  SIGNATURES

     The Registrant.  Pursuant to the requirements of the Securities Act of
     --------------
1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, and the State of Texas, on this 15th day of January, 1996.



                              BUFFTON CORPORATION


                              /s/Robert H. McLean
                     -------------------------------------
                               Robert H. McLean
                            Chairman of the Board,
                     President and Chief Executive Officer



                                      II-4
Page 15 of 19 Pages

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

       SIGNATURE                       TITLE                DATE
       ---------                       -----                ----
/s/ Robert H. McLean             Director, Chairman of     January 15, 1996
---------------------------
Robert H. McLean                 the Board, President
                                 and Chief Executive
                                 Officer


/s/ Robert Korman                Vice President,           January 15, 1996
---------------------------
Robert Korman                    Chief Financial
                                 Officer, Treasurer
                                 and Secretary


/s/ Walter D. Rogers, Jr.        Director, President       January 15, 1996
---------------------------
Walter D. Rogers, Jr.            and Chief Executive
                                 Officer of Current
                                 Technology, Inc.

/s/ Bruno V. D'Agostino
---------------------------
Bruno V. D'Agostino              Director                  January 15, 1996




/s/ John M. Edgar                Director                  January 15, 1996
---------------------------
John M. Edgar



/s/ H. Hampton Hodges            Director                  January 10, 1996
---------------------------
H. Hampton Hodges


/s/ H. T. Hunnewell              Director                  January 11, 1996
---------------------------
H.T. Hunnewell


/s/ Russell J. Sarno             Director                  January 10, 1996
---------------------------
Russell J. Sarno

                                     II-5
Page 16 of 19 Pages

                                EXHIBITS INDEX
                                --------------

       The documents listed hereunder are filed as exhibits hereto.

Number       Description                                             Page Number
------       -----------                                             -----------
 4.1*        Certificate of Amendment to the Certificate of
             Incorporation Creating Classified Board of Directors,
             eliminating a Stockholder's right to call a special
             meeting, and adopting a fair price supermajority pro-
             vision dated February 21, 1989, Filed as Exhibit 4.4
             to the Buffton Form S-3 filed with the Commission on
             September 29, 1989, and incorporated by reference.


 4.2* Bylaws of Buffton Corporation, Filed as Exhibit 4.5 to the Buffton Form S-3 filed with the Commission on September 29, 1989, and incorporated by reference.


 4.3* Rights Agreement, dated as of June 23, 1988, filed as Exhibit 1 to the Buffton Form 8-K dated
             June 30, 1988.


 5           Opinion of Counsel as to legality                           18


23.1         Consent of Independent Accountants                          19


23.2         Consent of Counsel, included in Exhibit 5 filed             18
             herewith


---------------------

*    Incorporated by reference

                                     II-6

Page 17 of 19 Pages